Exhibit 99.1

FOR IMMEDIATE RELEASE

             J. Alexander’s Holdings, Inc. Reports Results

            For Fourth Quarter And Full Year 2017

Same Store Sales Continue To Increase In Final Quarter of 2017

Net Sales Increase 7% for the Fourth Quarter of 2017

NASHVILLE, TN, Mar. 7, 2018 — J. Alexander’s Holdings, Inc. (NYSE: JAX) (the Company), owner and operator of the J. Alexander’s, Redlands Grill, Stoney River Steakhouse and Grill and Lyndhurst Grill collection of restaurants, today reported financial results for the fourth quarter and fiscal year ended December 31, 2017.

Fourth Quarter 2017 Highlights Compared To The Fourth Quarter Of 2016

•	Net sales were $61,338,000, an increase of 7% from $57,323,000 achieved in the fourth quarter of 2016.

•	For the J. Alexander’s/Grill restaurants, average weekly same store sales per restaurant (1) were $117,200, an increase of 2.3% from $114,600 reported in the fourth quarter of 2016, and for the Stoney River Steakhouse and Grill restaurants, average weekly same store sales were $85,100, a gain of 7.3% from $79,300 reported in the fourth quarter of 2016.

•	Income from continuing operations before income taxes was $4,340,000 for the fourth quarter of 2017 compared to income from continuing operations before income taxes of $3,679,000 for the fourth quarter of 2016. Several factors impacted income for the fourth quarter of 2017 including non-recurring transaction and integration expenses related to the Company’s proposed acquisition of the Ninety Nine Restaurant and Pub concept of $1,094,000. Excluding the non-recurring transaction and integration expenses, income from continuing operations before income taxes would have totaled $5,434,000 for the fourth quarter of 2017.

•	During the fourth quarter of 2017, the valuation of the Black Knight Advisory Services, LLC (“Black Knight”) profits interest grant resulted in profits interest income of $773,000. This compares to profits interest expense of $881,000 recognized in the fourth quarter of 2016. The Black Knight profits interest grant, issued in October 2015, requires a quarterly valuation. The non-cash expense (income) associated with this grant is required to be recognized over the three-year vesting period of the grant and is calculated each quarter based upon the most recent valuation performed using the Black-Scholes valuation model, with any cumulative change associated with the most recent valuation impacting the most recent quarter. Primarily due to the $9.70 per share closing price of the Company’s stock at the end of the most recent quarter, the grant’s valuation decreased from $6,650,000 at October 1, 2017 to $4,876,000 at December 31, 2017. Also during the fourth quarter, the Company incurred consulting fees of $250,000 under its management agreement with Black Knight. This compares to consulting fees of $249,000 in the final quarter of 2016.

•	Net income for the fourth quarter of 2017 totaled $5,340,000, up 96.3% from net income of $2,721,000 achieved in the comparable quarter of 2016. Results include an income tax benefit of $1,105,000 compared to an income tax provision of $852,000 in the fourth quarter of 2016.

•	Basic earnings per share totaled $0.36 for the fourth quarter of 2017 compared to $0.19 reported in the fourth quarter of 2016. Diluted earnings per share totaled $0.36 for the fourth quarter of 2017 compared to $0.18 in the fourth quarter of the previous year.

•	Adjusted EBITDA(2) decreased 1.0% to $8,177,000 in the fourth quarter of 2017 from $8,256,000 in the fourth quarter of 2016.

•	Restaurant Operating Profit Margin (3) as a percent of net sales was 14.9% in the fourth quarter of 2017 compared to 16.6% for the final quarter of 2016.

•	Cost of sales as a percentage of net sales in the fourth quarter of 2017 was 32.1% compared to 30.7% in the same quarter of the previous year.

•	On February 1, 2018, the Company announced that it did not receive the required number of disinterested shareholder votes to approve the proposed Ninety Nine Restaurants acquisition (originally announced in August 2017), and the merger agreement was thereafter terminated.

(1)	Average weekly same store sales per restaurant is computed by dividing total restaurant same store sales for the period by the total number of days all same store restaurants were open for the period to obtain a daily sales average. The daily same store sales average is then multiplied by seven to arrive at average weekly same store sales per restaurant. Days on which restaurants are closed for business for any reason other than scheduled closures on Thanksgiving and Christmas are excluded from this calculation. Sales and sales days used in this calculation and amounts of other “same store” figures in this release include only those for restaurants in operation at the end of the period which have been open for more than 18 months. Revenue associated with reduction in liabilities for gift cards which are considered to be only remotely likely to be redeemed (based on historical redemption rates) is not included in the calculation of average weekly same store sales per restaurant. Average weekly same store sales is computed from sales amounts that have been determined in accordance with U.S. generally accepted accounting principles (GAAP).
(2)	Please refer to the financial information accompanying this release for our definition of and a reconciliation of the non-GAAP financial measure Adjusted EBITDA to net income. Management uses Adjusted EBITDA to evaluate operating performance and the effectiveness of its business strategies.

(3)	“Restaurant Operating Profit Margin” is the ratio of Restaurant Operating Profit, a non-GAAP financial measure, to net sales. Please refer to the financial information accompanying this release for our definition of and a reconciliation of the non-GAAP financial measure Restaurant Operating Profit to Operating Income. Management uses Restaurant Operating Profit to measure operating performance at the restaurant level.

For the fourth quarter of 2017, the Company’s restaurant labor and related costs as a percentage of net sales were 29.5% as compared to 29.7% of net sales in the fourth quarter of 2016. Other restaurant operating expenses were 19.4% of net sales in the fourth quarter of 2017 as compared to 19.1% of net sales in the last quarter of 2016.

The Company’s consolidated operating income for the fourth quarter of 2017 was $4,507,000 compared to consolidated operating income of $3,794,000 recorded in the comparable quarter a year earlier.

The average weekly guest counts within the same store base of the Company’s J. Alexander’s/Grills collection were down 0.3% in the fourth quarter of 2017 compared to the corresponding quarter a year earlier. Guest counts within the same store base at the Company’s Stoney River Steakhouse and Grill restaurants were up 8.7% for the fourth quarter of 2017 compared to the final quarter of 2016. With respect to average guest checks, which include alcoholic beverage sales, the average guest check within the J. Alexander’s/Grills same store base of restaurants during the fourth quarter of 2017 was $31.86, up 2.7% from $31.03 during the fourth quarter of 2016. The average guest check within the same store base of Stoney River Steakhouse and Grill restaurants totaled $44.32 during the fourth quarter of the most recent year, down 1.3% from $44.90 recorded in the last quarter of 2016.

On a consolidated basis, average weekly guest counts within the Company’s J. Alexander’s/Grills locations in the fourth quarter of 2017 were even with the fourth quarter of the prior year while average weekly guest counts within the Company’s Stoney River Steakhouse and Grill locations were up 7.2% for the final quarter of 2017 compared to the final quarter of 2016. Average guest checks for the combined J. Alexander’s/Grills concepts rose 2.6% from $31.10 in the fourth quarter of 2016 to $31.90 for the fourth quarter of 2017. Average guest checks for the Stoney River Steakhouse and Grill restaurants decreased 1.8% from $44.90 in the last quarter of 2016 to $44.09 in the final quarter of 2017.

The effect of menu pricing for the last quarter of 2017 was estimated to be a 1.6% increase for the J. Alexander’s/Grills restaurants and a 0.8% increase for the Stoney River Steakhouse and Grill restaurants compared to the corresponding quarter of 2016. Inflation in food costs for the fourth quarter of 2017 was estimated to total 4.9% for the J. Alexander’s/Grills restaurants, with beef costs increasing by an estimated 5.9% compared to the fourth quarter of 2016. For the Stoney River Steakhouse and Grill restaurants, inflation for the fourth quarter of 2017 was estimated to total 5.9%, with beef costs up by approximately 6.9% over the last quarter of 2016.

Chief Executive Officer’s Comments

“We were pleased with our sales performance in both restaurant groups,” said Lonnie J. Stout II, President and Chief Executive Officer of J. Alexander’s Holdings, Inc. “However we were under considerable cost of sales pressure during the quarter, primarily related to beef costs.”

“When you eliminate the impact of transaction costs, the non-cash expense or income associated with the Black Knight profits interest valuation and the pre-opening expense related to the timing of our new restaurant openings on income from continuing operations before income taxes, our results for the fourth quarter of 2017 came in below the fourth quarter of 2016, primarily due to the impact of higher cost of sales” Stout continued.

“Looking ahead, we expect our cost of sales in the first quarter of 2018 to be more in line with our expectations. We took a small price increase in the fourth quarter of 2017 and our input costs relative to our beef program, while still up compared to the first quarter of 2017, which had unusually favorable beef input costs, have returned to a more normalized level thus far.”

“We entered 2018 with overall positive momentum in most key trends,” Stout said. “While we were encouraged with these indicators, harsh winter weather in restaurants located in certain Midwestern markets has impacted our sales during the first quarter of 2018. Through Valentine’s Day 2018, we found it necessary to close our restaurants for a total of 24 days, representing lost revenue of approximately $370,000 during the first six weeks of 2018. For the same period of 2017, we were closed a total of two days which accounted for estimated lost revenue of $33,000.”

“As mentioned in our recent news release, we were disappointed that the proposed merger agreement with Ninety Nine Restaurant and Pub was not approved,” Stout observed. “We were, however, appreciative of the level of participation and support from many shareholders in connection with this proposed transaction.”

“We continue to be firmly committed to providing our guests with the finest dining experiences in our upscale restaurant segment. This has been and will continue to be our mission since opening the first J. Alexander’s restaurant in 1991. In the year ahead,” Stout added, “we will remain sharply focused on building our restaurant business organically and strengthening our competitive position through the delivery of outstanding food and professional service.”

Full Year Highlights For 2017

For fiscal 2017, the Company posted net sales of $233,255,000, up 6.2% from $219,582,000 recorded in fiscal 2016. Within the J. Alexander’s/Grill restaurants, average weekly same store sales per restaurant were $114,500 for 2017, an increase of 3.0% from $111,200 achieved in the previous year. For the Stoney River Steakhouse and Grill restaurants, average weekly same store sales reached $74,700, a gain of 3.8% from $72,000 reported in 2016.

Income from continuing operations before income taxes was $6,426,000 in 2017, down 32.6% from $9,539,000 recorded in 2016. The downturn for 2017 was due to a combination of several factors, including non-recurring transaction and integration expenses from the proposed acquisition of Ninety Nine Restaurant and Pub, and the impact of Hurricane Irma, which forced the closing of our Florida restaurants for a total of 36 days. The restaurant closings in the third quarter resulted in lost revenue estimated at $650,000 and a decrease to income from continuing operations of approximately $400,000.

The Company had non-recurring transaction and integration expenses of $3,529,000 related to the proposed acquisition of Ninety Nine Restaurant and Pub concept in 2017. Excluding these non-recurring transaction and integration expenses, income from continuing operations before income taxes would have reached $9,955,000 for 2017.

During 2017, the Black Knight profits interest grant resulted in non-cash profits interest expense of $942,000, a decrease of $1,097,000, or 53.8%, from profits interest expense of $2,039,000 in 2016. Also in 2017, the Company had consulting fees of $809,000 from its management agreement with Black Knight compared to $700,000 of expense in 2016.

The Company recorded net income of $7,334,000 for 2017, up 4.1% from $7,043,000 for 2016. The results for 2017 included an income tax benefit of $1,347,000 compared to an income tax provision of $2,062,000 in 2016. Adjusted EBITDA for 2017 totaled $24,969,000, up from $24,303,000 recorded in 2016. Basic earnings per share totaled $0.50 for 2017 and $0.48 for 2016, while diluted earnings per share totaled $0.50 for 2017 and $0.47 for 2016. See attached “Adjusted EBITDA Reconciliation” for a definition of Adjusted EBITDA and a reconciliation to net income.

Guest counts within the same store base of restaurants increased by 0.3% within the J. Alexander’s/Grill restaurants for 2017, and increased 5.5% within the Stoney River Steakhouse and Grill restaurants during the same period. The average guest check within the same store base at the combined J. Alexander’s/Grill locations increased by 2.6% from $30.35 for 2016 to $31.15 for 2017, while the Stoney River average guest check decreased by 2.2%, from $44.13 in 2016 to $43.17 in 2017. The effect of menu price changes for 2017 was estimated to be a 1.9% increase at the J. Alexander’s/Grill locations and even at the Stoney River restaurants compared to 2016.

Cost of sales as a percentage of net sales for 2017 was 32.0% compared to 31.6% for 2016. Inflation in food costs for the year ended December 31, 2017 was estimated to total 1.6% for the J. Alexander’s/Grill restaurants, with beef costs declining by approximately 0.6% compared to 2016. For the Stoney River Steakhouse and Grill restaurants, inflation for 2017 was an estimated 2.0%, including an estimated increase of 1.5% in beef costs on a comparative basis.

Restaurant Development

J. Alexander’s Holdings, Inc. opened a new Stoney River Steakhouse and Grill in Chapel Hill, NC in February 2017 and a new J. Alexander’s restaurant in Lexington, KY in March 2017.

The Company also announced plans and began construction on one new J. Alexander’s restaurant in King of Prussia, PA near Philadelphia during 2017. Additionally, plans were announced and construction started on a new Stoney River Steakhouse and Grill restaurant in Troy, MI. The new J. Alexander’s restaurant is scheduled to open in the second quarter of 2018 while the new Stoney River Steakhouse and Grill is expected to open in the fourth quarter of 2018.

Guidance For 2018

The following performance outlook is based on current information as of March 7, 2018. The Company does not expect to update the guidance provided as follows before next quarter’s earnings release. However, the information on which the outlook is based is subject to change and the Company may update its full business outlook or any portion thereof at any time for any reason.

Based upon current information, the guidance for the 2018 fiscal year is as follows:

Same Store Sales Increase:
J. Alexander’s/Grills	2.0% - 3.0%
Stoney River Steakhouse and Grill	3.5% - 4.5%
Capital Expenditures	$18MM - $20MM
Total Revenue	$245MM - $247MM
Net Income	$7.7MM - $8.7MM
Adjusted EBITDA	$26.6MM - $27.6MM
Effective tax rate	10% - 16%
Basic EPS Range	$0.53 - $0.60

Conference Call

The Company will hold a conference call on Thursday, March 8, 2018, at 10 a.m., Central time to discuss its financial results for the fourth quarter and full fiscal year ending December 31, 2017. The conference call can be accessed live over the phone by dialing 1-877-407-0789 (Toll-Free) or 1-201-689-8562 (Toll/International). To access the call via the internet, go to J. Alexander’s website at investor.jalexandersholdings.com or http://public.viavid.com/index.php?id=128459. A replay of the conference call will be available shortly following the conclusion of the call at investor.jalexandersholdings.com and http://public.viavid.com/index.php?id=128459, as well as by dialing 1-844-512-2921 or 1-412-317-6671 and providing the access code 13676685. The replay will be accessible through March 15, 2018 via telephone and for 30 days on the internet.

About J. Alexander’s Holdings, Inc.

J. Alexander’s Holdings, Inc. is a collection of restaurants that focus on providing high quality food, outstanding professional service and an attractive ambiance. The Company presently operates four complementary restaurant concepts: J. Alexander’s, Redlands Grill, Lyndhurst Grill and Stoney River Steakhouse and Grill.

J. Alexander’s Holdings, Inc. presently operates 44 restaurants in 15 states. The Company has its headquarters in Nashville, TN. For additional information, visit www.jalexandersholdings.com.

Forward-Looking Statements

This press release issued by J. Alexander’s Holdings, Inc. contains forward-looking statements, which include all statements that do not relate solely to historical or current facts, such as statements regarding our expectations, intentions or strategies regarding the future. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including the Company’s ability to maintain satisfactory guest count levels and maintain or increase sales and operating margins in its restaurants under varying economic conditions; the effect of higher commodity prices, unemployment and other economic factors on consumer demand; increases in food input costs or product shortages and the Company’s response to them; the number and timing of new restaurant openings and the Company’s ability to operate them profitably; competition within the casual dining industry and within the markets in which our restaurants are located; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of third parties, including government agencies; as well as other risks and uncertainties described under the headings “Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2017 and subsequent filings. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

J. Alexander’s Holdings, Inc.

Mark A. Parkey

Chief Financial Officer

(615) 269-1900

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited in thousands, except per share amounts)

	Quarter Ended		Year Ended
	December 31	January 1	December 31	January 1
	2017	2017	2017	2017
Net sales	$61,338	$57,323	$233,255	$219,582
Costs and expenses:
Cost of sales	19,670	17,625	74,548	69,320
Restaurant labor and related costs	18,085	17,015	71,541	67,102
Depreciation and amortization of restaurant property and equipment	2,554	2,198	9,999	8,834
Other operating expenses	11,917	10,964	46,590	43,873

Total restaurant operating expenses	52,226	47,802	202,678	189,129
Transaction and integration expenses	1,094	2	3,529	64
General and administrative expenses	3,407	4,889	18,886	18,852
Pre-opening expense	104	836	1,038	1,443

Total operating expenses	56,831	53,529	226,131	209,488

Operating income	4,507	3,794	7,124	10,094
Other income (expense):
Interest expense	(191)	(148)	(816)	(662)
Other, net	24	33	118	107

Total other expense	(167)	(115)	(698)	(555)

Income from continuing operations before income taxes	4,340	3,679	6,426	9,539
Income tax benefit (expense)	1,105	(852)	1,347	(2,062)
Loss from discontinued operations, net	(105)	(106)	(439)	(434)

Net income	$5,340	$2,721	$7,334	$7,043

Basic earnings per share:
Income from continuing operations, net of tax	$0.37	$0.19	$0.53	$0.50
Loss from discontinued operations, net	(0.01)	(0.01)	(0.03)	(0.03)

Basic earnings per share	$0.36	$0.19	$0.50	$0.48

Diluted earnings per share:
Income from continuing operations, net of tax	$0.37	$0.19	$0.53	$0.50
Loss from discontinued operations, net	(0.01)	(0.01)	(0.03)	(0.03)

Diluted earnings per share	$0.36	$0.18	$0.50	$0.47

Weighted average common shares outstanding:
Basic	14,695	14,698	14,695	14,821
Diluted	14,695	14,751	14,768	14,840

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income Data as a Percentage of Net Sales and

Other Financial and Performance Data (Unaudited)

	Quarter Ended		Year Ended
	December 31	January 1	December 31	January 1
	2017	2017	2017	2017
Net sales	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of sales	32.1	30.7	32.0	31.6
Restaurant labor and related costs	29.5	29.7	30.7	30.6
Depreciation and amortization of restaurant property and equipment	4.2	3.8	4.3	4.0
Other operating expenses	19.4	19.1	20.0	20.0

Total restaurant operating expenses	85.1	83.4	86.9	86.1
Transaction and integration expenses	1.8	0.0	1.5	0.0
General and administrative expenses	5.6	8.5	8.1	8.6
Pre-opening expense	0.2	1.5	0.4	0.7

Total operating expenses	92.7	93.4	96.9	95.4

Operating income	7.3	6.6	3.1	4.6
Other income (expense):
Interest expense	(0.3)	(0.3)	(0.3)	(0.3)
Other, net	0.0	0.1	0.1	0.0

Total other expense	(0.3)	(0.2)	(0.3)	(0.3)

Income from continuing operations before income taxes	7.1	6.4	2.8	4.3
Income tax benefit (expense)	1.8	(1.5)	0.6	(0.9)
Loss from discontinued operations, net	(0.2)	(0.2)	(0.2)	(0.2)

Net income	8.7%	4.7%	3.1%	3.2%

Note: Certain percentage totals do not sum due to rounding.

Other Financial and Performance Data:

Adjusted EBITDA(1)	$8,177	$8,256	$24,969	$24,303
As a % of net sales	13.3%	14.4%	10.7%	11.1%

Average weekly sales per restaurant:

J. Alexander’s Restaurant/ Grills	$115,500	$112,800	$112,900	$109,800
Percent change	2.4%		2.8%

Stoney River Steakhouse and Grill	$83,400	$79,300	$75,400	$74,200
Percent change	5.2%		1.6%

Average weekly same store sales per restaurant:

J. Alexander’s Restaurant/ Grills	$117,200	$114,600	$114,500	$111,200
Percent change	2.3%		3.0%

Stoney River Steakhouse and Grill	$85,100	$79,300	$74,700	$72,000
Percent change	7.3%		3.8%

(1)	See definitions and reconciliation attached.

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited in thousands)

	December 31	January 1
	2017	2017
Assets
Current assets:
Cash and cash equivalents	$10,711	$6,632
Other current assets	8,019	7,741

Total current assets	18,730	14,373

Other assets	6,183	6,012
Property and equipment, net	103,615	101,470
Goodwill	15,737	15,737
Tradename and other indefinite-lived intangibles	25,202	25,155
Deferred Charges, net	184	291

	$169,651	$163,038

Liabilities and Stockholders’ Equity
Current liabilities	$30,027	$27,704
Long-term debt, net of portion classified as current and unamortized deferred loan costs	10,781	15,418
Deferred compensation obligations	6,451	6,010
Deferred income taxes	2,075	4,031
Other long-term liabilities	6,456	5,555
Stockholders’ equity	113,861	104,320

	$169,651	$163,038

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited in thousands)

	Year Ended
	December 31	January 1
	2017	2017
Cash flows from operating activities:
Net income	$7,334	$7,043
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	10,287	9,110
Equity-based compensation expense	2,207	2,996
Other, net	(1,706)	(304)
Changes in assets and liabilities, net	3,138	(2,428)

Net cash provided by operating activities	21,260	16,417

Cash flows from investing activities:
Purchase of property and equipment	(13,312)	(20,777)
Other investing activities	(256)	(239)

Net cash used in investing activities	(13,568)	(21,016)

Cash flows from financing activities:
Proceeds from borrowing under debt agreement	—	4,000
Payments on long-term debt and obligations under capital leases	(3,611)	(1,667)
Purchases of common stock	—	(3,203)
Other financing activities	(2)	(1,323)

Net cash used in financing activities	(3,613)	(2,193)

Increase (decrease) in cash and cash equivalents	4,079	(6,792)
Cash and cash equivalents at beginning of year	6,632	13,424

Cash and cash equivalents at end of year	$10,711	$6,632

Supplemental disclosures:
Property and equipment obligations accrued at beginning of year	$2,587	$1,845
Property and equipment obligations accrued at end of year	1,854	2,587
Cash paid for interest	797	691
Cash paid for income taxes	850	4,986

J. Alexander’s Holdings, Inc. and Subsidiaries

Non-GAAP Financial Measures and Reconciliations

(Unaudited in thousands)

Non-GAAP Financial Measures

Within this press release, we present the following non-GAAP financial measures which we believe are useful to investors as key measures of our operating performance:

We define Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or “Adjusted EBITDA”, as net income (loss) before interest expense, income tax expense (benefit), depreciation and amortization, and adding asset impairment charges and restaurant closing costs, loss on disposals of fixed assets, transaction and integration costs, non-cash compensation, loss from discontinued operations, gain on debt extinguishment and pre-opening costs.

Adjusted EBITDA is a non-GAAP financial measure that we believe is useful to investors because it provides information regarding certain financial and business trends relating to our operating results and excludes certain items that are not indicative of our operations. Adjusted EBITDA does not fully consider the impact of investing or financing transactions as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations.

We define “Restaurant Operating Profit” as net sales less restaurant operating costs, which are cost of sales, restaurant labor and related costs, depreciation and amortization of restaurant property and equipment, and other operating expenses. Restaurant Operating Profit is a non-GAAP financial measure that we believe is useful to investors because it provides a measure of profitability for evaluation that does not reflect corporate overhead and other non-operating or unusual costs. “Restaurant Operating Profit Margin” is the ratio of Restaurant Operating Profit to net sales.

Our management uses Adjusted EBITDA and Restaurant Operating Profit to evaluate the effectiveness of our business strategies. We caution investors that amounts presented in accordance with the above definitions of Adjusted EBITDA or Restaurant Operating Profit may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP financial measures in the same manner. Adjusted EBITDA and Restaurant Operating Profit should not be assessed in isolation from, or construed as a substitute for, net income or other measures presented in accordance with GAAP.

A reconciliation of these non-GAAP financial measures to the closest GAAP measure is set forth in the following tables:

	Quarter Ended		Year Ended
	December 31	January 1	December 31	January 1
	2017	2017	2017	2017
Net income	$5,340	$2,721	$7,334	$7,043

Income tax expense (benefit)	(1,105)	852	(1,347)	2,062
Interest expense	191	148	816	662
Depreciation and amortization	2,638	2,281	10,339	9,170

EBITDA	7,064	6,002	17,142	18,937

Transaction and integration expenses	1,094	2	3,529	64
Loss on disposal of fixed assets	28	87	147	251
Asset impairment charges and restaurant closing costs	(3)	1	132	3
Non-cash compensation	(215)	1,222	2,542	3,171
Loss from discontinued operations, net	105	106	439	434
Pre-opening expense	104	836	1,038	1,443

Adjusted EBITDA	$8,177	$8,256	$24,969	$24,303

Note: For purposes of computing Adjusted EBITDA, the $(773) and $881 for the quarters ended December 31, 2017 and January 1, 2017, respectively, and $942 and $2,039 for the years ended December 31, 2017 and January 1, 2017, respectively, in non-cash compensation associated with a profits interest grant issued to Black Knight Advisory Services, LLC (“BKAS”) on October 6, 2015 has been included in “Non-cash compensation” above. Additional expenses associated with the Company’s management agreement with BKAS totaling $250 and $249 for the quarters ended December 31, 2017 and January 1, 2017, respectively, and totaling $809 and $700 for the years ended December 31, 2017 and January 1, 2017, respectively, are included in general and administrative expenses and have not been included in the reconciliation set forth above.

J. Alexander’s Holdings, Inc. and Subsidiaries

Non-GAAP Financial Measures and Reconciliations

(Unaudited in thousands)

	Quarter Ended				Year Ended
	December 31		January 1		December 31		January 1
	2017		2017		2017		2017
	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Operating income	$4,507	7.3%	$3,794	6.6%	$7,124	3.1%	$10,094	4.6%

General and administrative expenses	3,407	5.6%	4,889	8.5%	18,886	8.1%	18,852	8.6%
Transaction and integration expenses	1,094	1.8%	2	0.0%	3,529	1.5%	64	0.0%
Pre-opening expense	104	0.2%	836	1.5%	1,038	0.4%	1,443	0.7%

Restaurant Operating Profit	$9,112	14.9%	$9,521	16.6%	$30,577	13.1%	$30,453	13.9%

J. Alexander’s Holdings, Inc. and Subsidiaries

Reconciliation of Guidance Range for 2018 Adjusted EBITDA

(Unaudited in thousands)

	2018 Guidance Range
	Low	High
Net income (estimated)	$7,700	$8,700

Income tax expense	1,520	1,570
Interest expense	725	725
Depreciation and amortization	11,255	11,255

EBITDA	21,200	22,250
Loss on disposal of fixed assets	250	250
Transaction Costs	835	835
Non-cash compensation	2,500	2,500
Loss from discontinued operations, net	430	430
Pre-opening expense	1,335	1,335

Adjusted EBITDA	$26,550	$27,600